Exhibit 10.31

Description of Employment Terms and Bonus Arrangements for Named Executive Officers

A. William Allen, III. As of the date of this filing, the Company has not finalized a new employment agreement with Mr. Allen regarding the terms of his recent promotion to Chief Executive Officer. It is anticipated that Mr. Allen’s employment agreement will contain the following provisions. Mr. Allen’s employment agreement will have a ten-year term, with a base salary of $750,000 per year, plus certain other incentives and benefits, including a one-time signing bonus of $2,000,000 in consideration of his employment, which is to be paid on May 1, 2005. Mr. Allen is also eligible to receive an annual bonus of up to $1,000,000 each year if the Company meets certain established performance goals based on revenues and earnings per share growth. Mr. Allen will receive 450,000 shares of restricted stock subject to the following time and performance vesting schedule: (i) 135,000 shares will vest as of December 31, 2009, and an additional 45,000 shares will vest at that time if the market capitalization of the Company exceeds an established target as of that date; (ii) 135,000 shares will vest as of December 31, 2011, and an additional 45,000 shares will vest if the market capitalization of the Company exceeds an established target as of that date; and (iii) the balance of the shares as of December 31, 2014. Vesting on each vesting date is contingent upon Mr. Allen being employed as Chief Executive Officer of the Company on that vesting date.

Paul E. Avery. As of the date of this filing, the Company has not finalized a new employment agreement with Mr. Avery regarding the terms of his recent promotion to Chief Operating Officer. It is anticipated that Mr. Avery’s employment agreement will contain terms substantially similar to his existing employment agreement, included as Exhibit 10.18 in the Company’s 2004 Form 10-K and more fully described in the Company’s 2005 Proxy Statement. Mr. Avery’s base salary is $630,000 per year, and he is eligible to receive certain other incentives and benefits. Mr. Avery is also eligible to receive quarterly and annual bonuses based on the Company meeting certain objective performance goals including comparable sales growth, average unit volume growth, net income increases, development and initiatives and subjective criteria determined by the Committee (“Performance Goals”). If the Performance Goals for a specific quarter are met, Mr. Avery is entitled to earn a bonus of up to $400,000 for that calendar quarter and a year-end bonus equal to the aggregate of 25% of each quarterly bonus earned.

Benjamin P. Novello. The Company and Mr. Novello entered into an employment agreement dated January 1, 2004, as included as Exhibit 10.19 to the Company’s 2004 Form 10-K and more fully described in the Company’s 2005 Proxy Statement. Mr. Novello’s base salary is $400,000, and he is eligible to receive certain other incentives and benefits. Mr. Novello is also eligible to receive quarterly bonuses based on the Outback Steakhouse brand meeting its Performance Goals. If the Performance Goals for a specific quarter are met, Mr. Novello is entitled to earn a bonus of up to $150,000 for that calendar quarter.

Steven T. Shlemon. The Company and Mr. Shlemon entered into an employment agreement dated April 27, 2000, as included as Exhibit 10.13 to the Company’s 2004 Form 10-K and more fully described in the Company’s 2005 Proxy Statement. Mr. Shlemon’s base salary is $240,000, and he is eligible to receive certain other incentives and benefits. Mr. Shlemon is also eligible to receive quarterly bonuses based on the Carrabba’s Italian Grill brand meeting its Performance Goals. If the Performance Goals for a specific quarter are met, Mr. Shlemon is entitled to earn a bonus of up to $125,000 for that calendar quarter.